EXHIBIT 23.2



STONEFIELD
JOSEPHSON, Inc.
----------------------------
Certified Public Accountants
Business Advisors


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Q MATRIX, Inc.

We consent to the inclusion in this Registration Statement on Form SB-2 of our Report of Independent Registered Public Accounting Firm dated August 6, 2004, on our audits of the consolidated financial statements of Q MATRIX, Inc. for the years ended December 31, 2003 and 2002, which contains a paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. The Registration Statement is to be filed with the commission on approximately January 26, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS


San Francisco, California
January 26, 2005